Exhibit 99.(d-6)

AMENDMENT TO SCHEDULE I

OF THE INVESTMENT ADVISORY AGREEMENT

Pursuant to the Investment Advisory Agreement (the “Agreement”) dated February 14, 2007 by and between The Alger Funds, and Fred Alger Management, Inc., as amended, the parties agree to amend the Agreement effective April 22, 2019 as follows:

1.              Schedule I of the Agreement is hereby deleted in its entirety and replaced with Schedule I as attached and incorporated by reference to this Amendment.

2.              Except as provided herein, the terms and conditions contained in the Agreement shall remain in full force and effect.  Capitalized terms herein that are not defined shall have the meanings ascribed to them in the Agreement.

IN WITNESS WHEREOF, the parties by their duly authorized officers, have caused this Agreement to be executed as of the date first written above.

THE ALGER FUNDS			FRED ALGER MANAGEMENT, INC.

By:	/s/ Tina Payne	By:	/s/ Tina Payne
Name:	Tina Payne	Name:	Tina Payne
Title:	General Counsel	Title:	General Counsel

SCHEDULE I

Name of Portfolio	Annual Fee as a Percentage of Average Daily Net Assets	Reapproval Date

Alger Capital Appreciation Fund

.81% for assets up to $2 billion; .65% for assets between $2 billion and $3 billion; .60% for assets between $3 billion and $4 billion; .55% for assets between $4 billion and $5 billion; .45% for assets in excess of $5 billion

		October 31, 2019
Alger International Focus Fund	.71% for assets up to $1 billion; .60% for assets in excess of $1 billion	October 31, 2019
Alger Mid Cap Growth Fund	.76% for assets up to $1 billion; .70% for assets in excess of $1 billion	October 31, 2019
Alger SMid Cap Focus Fund	.81% for assets up to $1 billion; .75% for assets in excess of $1 billion	October 31, 2019
Alger Small Cap Growth Fund	.81% for assets up to $1 billion; .75% for assets in excess of $1 billion	October 31, 2019
Alger Small Cap Focus Fund	.75%	October 31, 2019
Alger Health Sciences	.55%	October 31, 2019
Alger Growth & Income Fund	.50%	October 31, 2019
Alger Mid Cap Focus Fund	.70%	October 31, 2019